Exhibit 99.6
HORIZON LINES, INC. ANNOUNCES PRICING OF CONVERTIBLE SENIOR NOTES
Charlotte, North Carolina, August 2, 2007 — Horizon Lines, Inc. (the “Company”) (NYSE: HRZ) announced today the pricing of a private placement of $300 million aggregate principal amount of 4.25% convertible senior notes due 2012. The Company has also granted the initial purchasers of the notes an option to purchase up to an additional $30 million in aggregate principal amount of the convertible senior notes. The offering was made pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). The private placement is expected to close on August 8, 2007, subject to customary closing conditions.
The notes will pay interest semiannually at a rate of 4.25% per annum. The notes will be convertible under certain circumstances into cash up to the principal amount of the notes, and shares of the Company’s common stock or cash (at the option of the Company) for any conversion value in excess of the principal amount at an initial conversion rate of 26.9339 shares of the Company’s common stock per $1,000 principal amount of notes. This represents an initial conversion price of approximately $37.13 per share, a 30% premium over the last reported sale price of the Company’s common stock on August 1, 2007.
The Company estimates that the net proceeds from this offering will be approximately $291.3 million after deducting initial purchasers’ discounts and estimated expenses. As previously announced, the Company intends to use approximately $36.9 million of the net proceeds of the offering to fund convertible note hedge transactions that the Company has entered into with one or more of the initial purchasers of the notes, their affiliates or other financial institutions. These convertible note hedge transactions are intended to offset the dilution to the Company’s common stock resulting from potential future conversions of the notes. The Company also entered into separate transactions with one or more of the initial purchasers, their affiliates and other financial institutions to sell warrants to purchase shares of its common stock. The convertible note hedge and warrant transactions increase the effective conversion price of the notes to $51.41 per common share, reflecting a premium of approximately 80% to the closing price per share of $28.56 on August 1, 2007.
If the initial purchasers exercise their option to purchase the additional $30 million in aggregate principal amount of notes, the Company intends to sell additional warrants and to use a portion of the net proceeds from the sale of the additional notes and from the sale of the additional warrants to increase the size of the convertible note hedge transactions.
The Company expects to use approximately $28.6 million of the net proceeds of the offering to repurchase 1,000,000 shares of its common stock in privately negotiated transactions concurrently with this offering. The Company intends to use the remaining proceeds, together with cash on hand or borrowings from its existing facility or borrowings under a new senior secured credit facility that it expects to enter into to replace its existing facility, to fund its obligations to holders of its 9.00% Senior Notes due 2012 and its 11.00% Senior Notes due 2013 under the previously-announced offer to purchase any and all of such senior notes and to make certain consent payments to the holders of those notes.
The Company has been advised that, in connection with establishing their initial hedge of the convertible notes and entering into the warrant transactions previously referenced, the counterparties to those transactions or their affiliates have entered into or expect to enter into various derivative transactions with respect to the Company’s common stock. These activities could have the effect of increasing or preventing a decline in the price of the Company’s common stock. The counterparties or their affiliates may also enter into or unwind various transactions with respect to the Company’s common stock and purchase or sell the Company’s common stock in secondary market transactions (and are likely to do so during any observation period relating to the conversion of notes), which may adversely affect the value of the Company’s common stock.
This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The securities and the shares of the Company’s common stock that would be issued upon conversion or exercise of the securities have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Media Contact:
Michael Avara of Horizon Lines, Inc.
1-704-973-7000
mavara@horizonlines.com